Press Release

Investor Relations:	Media Relations:
Lisa M. Wilson In-Site Communications, Inc. (212) 759-3929 lwilson@insitecony.com	Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES FOURTH QUARTER AND 2007 YEAR-END RESULTS

LOS ANGELES, CALIFORNIA — March 17, 2008 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2007 fourth quarter, the Company reported revenues of $11.8 million, which include $2.0 million in revenues from Hythiam’s healthcare services business and $9.8 million in revenues from CompCare’s operations, compared to Hythiam’s revenues of $1.0 million in the fourth quarter of 2006. The $1.0 million increase in Hythiam’s healthcare services revenues, compared to the fourth quarter of last year, was attributable to the increase in the number of patients treated at the Company’s U.S. licensed sites and managed treatment centers, and revenues from the commencement of international operations. There were a total of 251 patients treated with the PROMETA Treatment Program in the fourth quarter of 2007 compared to 155 patients in the fourth quarter of 2006. During the fourth quarter of 2007, there were 50 licensee sites contributing to revenues, versus 33 in the same period last year.

Net loss for the 2007 fourth quarter was $8.6 million, or $0.17 per share, versus a net loss of $10.8 million, or $0.27 per share, in the fourth quarter of 2006. Included in the 2007 fourth quarter net loss was a $3.5 million non-cash gain for the change in fair value of the outstanding warrant liability, partially offset by $1.2 million of net loss from CompCare’s operations and related purchase accounting adjustments, and a non-cash charge of $741,000 recorded on extinguishment of $5 million of debt outstanding. Consolidated non-cash charges for depreciation, amortization and stock-based expense were $1.5 million in both 2007 and 2006 fourth quarters.

“The fourth quarter primarily reflected revenue generated from our private-pay business, but we believe the Company’s revenue base will change over time, reflecting acceptance of our disease management offering by managed care providers and other third party payers. We also expect revenues across our business segments to experience a steep ramp when we have peer-reviewed publication of Dr. Urschel’s double-blind placebo-controlled study and data from other studies to support the ability to make claims and market the PROMETA Treatment Program,” said Terren Peizer, Hythiam’s Chairman and CEO.

Peizer continued, “During the fourth quarter and fiscal 2007, we had further validation that the PROMETA Treatment Program improves retention and reduces cravings, to allow recipients to participate in psychosocial counseling and thereby improve treatment outcomes. For example, the recent results of a pilot program conducted by Community Bridges substantiate PROMETA’s utility in addressing substance dependence; furthermore we expect that the results of our remaining double-blind placebo-controlled studies will provide additional validity to the PROMETA Treatment Program.

Peizer continued, “In addition to the growing body of scientific evidence, we believe that our repository of Intellectual Property will have substantial and increasing value, particularly in the life sciences and pharmaceutical fields. In the wake of recent articles about the association between addiction and anxiety, as well as the role of the GABA system in addiction and anxiety, it appears the scientific community has begun to recognize Hythiam’s essential and pioneering premise: exploring and identifying GABA receptor dysregulation will be important in treating addiction, and it may also serve as the critical pathology for multiple CNS indications. We are confident in our strategic approach to our Intellectual Property and we are pursuing a strategy to significantly monetize it as a separate asset from our current services focus.”

For the year ended December 31, 2007, revenues were $44.0 million, which include $7.7 million in revenues from Hythiam’s healthcare services and $36.3 million in revenues from CompCare’s behavioral health managed care operations, compared to Hythiam’s revenues of $3.9 million in 2006.
The increase in Hythiam’s healthcare services revenues was driven by an increase in the number of patients treated across all of Hythiam’s markets, expansion of the number of contributing licensees, administrative fees from new licensees and other revenues from the commencement of international operations and licenses with third-party payers. For the year-ended December 31, 2007, there were 70 licensed locations that contributed to revenues, compared to 41 sites in 2006. In 2007, Hythiam increased the number of licensing agreements with physicians and healthcare providers by 40 licensed locations, bringing the total number of licensed sites to 101 at December 31, 2007, as compared to 61 sites at the end of 2006. For the year, the Company’s average revenue per PROMETA patient treated was $6,374, compared to $6,357 per patient in fiscal 2006.

The Company reported a net loss of $45.5 million for the year ended December 31, 2007 or $0.99 per share, compared to a net loss of $38.3 million, or $0.96 per share in 2006. The net loss for the year ended December 31, 2007 included a $4.1 million net loss from CompCare’s operations, including related purchase accounting adjustments, and the $741,000 loss on the debt extinguishment, partially offset by the $3.5 million non-cash gain on the change in fair value of the outstanding warrants liability. Consolidated non-cash charges for depreciation, amortization and stock-based expense was $5.9 million for the year ended December 31, 2007, compared to $5.0 million for the prior year. Hythiam’s consolidated net loss for 2007 also included a third quarter impairment charge of $2.4 million.

The Company ended the year with consolidated cash, cash equivalents and marketable securities of $47.0 million, including $6.3 million held by CompCare.

“2008 will be an exciting year for us in terms of milestones. The release of additional double-blind placebo-controlled data, which will be completed in 2008 and beyond, will facilitate our ability to execute upon our strategic initiatives across all of our business segments. We will also continue to invest in and focus on our disease management solutions while carefully managing operating expenses, and importantly, growing our revenues,” added Peizer.

“With the CompCare acquisition, the accumulating evidence providing validation to the PROMETA Treatment Program, and the development and operationalizing of our proprietary disease management offering, we now have the pieces in place for traction and accelerated adoption among third-party payers. We believe that we are in a strong position to shift the paradigm for treatment in disease management for alcoholism and substance abuse, and that we offer a compelling value proposition to the healthcare industry that will produce cost savings and improved health outcomes,” concluded Peizer.

BUSINESS OUTLOOK
Hythiam anticipates that in addition to previously entered into and announced business relationships, new disease management agreements from labor unions, self-insured employers, and managed care health plans will add to the current private-pay revenue base and result in increased revenues for 2008. In January 2008, the Company streamlined its operations to increase its focus on disease management and managed care opportunities, which is expected to result in an overall reduction of 25% to 30% of cash operating expenses in its healthcare services business for the year ending December 31, 2008 from 2007 levels. The combination of increased revenues and cost reductions is expected to significantly reduce the Company’s net cash utilization for 2008 compared to 2007. The Company believes that existing cash resources will be sufficient to fund its operating expenses and capital requirements until it achieves positive cash flow.

Interested parties are invited to listen to the conference call today at 1:30 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com to review the financial results for the fiscal year-ended December 31, 2007. The call is also available by dialing toll free (877) 407-8031, or for international callers (201) 689-8031. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on April 16, 2008 by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 278236.

About the PROMETA® Treatment Program
Hythiam’s PROMETA Treatment Program is designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides behavioral health management services to health plans, employers, criminal justice, and government agencies through a network of licensed and company managed healthcare providers.  The company approaches the management of behavioral health disorders with a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam offers disease management for substance dependence built around its patented PROMETA Treatment Program for alcoholism and dependence to stimulants.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is available only through licensed treatment providers and company managed treatment centers.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2007	2006	2007	2006
Revenues:
Behavioral health managed care services	$9,781	$-	$36,306	$-
Healthcare services	2,003	1,010	7,695	3,906

Total revenues	11,784	1,010	44,001	3,906
Operating Expenses:
Behavioral health managed care
expenses	9,805	—	35,679	—
Cost of healthcare services	682	219	2,052	818
General and administrative expenses	10,962	10,592	45,554	38,680
Impairment loss	—	—	2,387	—
Research and development	929	976	3,358	3,053
Depreciation and amortization	672	340	2,502	1,281

Total operating expenses	23,050	12,127	91,532	43,832

Loss from operations	(11,266)	(11,117)	(47,531)	(39,926)
Interest income	405	338	1,584	1,630
Interest expense	(454)	—	(2,190)	—
Loss on extinguishment of debt	(741)	-	(741)	-
Change in fair value of warrant liability	3,471	-	3,471	-
Other non-operating income, net	-	-	32	-

Loss before provision for income taxes	(8,585)	(10,779)	(45,375)	(38,296)
Provision for income taxes	39	-	87	2

Net loss	$(8,624)	$(10,779)	$(45,462)	$(38,298)

Basic and diluted net loss per share	$(0.17)	$(0.27)	$(0.99)	$(0.96)

Weighted number of shares
outstanding	50,335	40,445	45,695	39,715

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$11,149	$5,701
Marketable securities, at fair value	35,840	37,746
Restricted cash	39	82
Receivables, net	1,787	637
Notes receivable	133	—
Prepaids and other current assets	1,394	383

Total Current Assets	50,342	44,549
Property and equipment, net	4,291	3,711
Goodwill	10,557	—
Intangible assets, net	4,836	3,397
Deposits and other assets	620	548

Total Assets	$70,646	$52,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,038	$6,114
Accrued compensation and benefits	2,860	2,786
Accrued liabilities	2,030	551
Accrued claims payable	5,464	—
Short-term debt	4,742	—
Income tax payable	94	—

Total Current Liabilities	19,228	9,451
Long-term debt	2,057	—
Accrued reinsurance claims payable	2,526	—
Warrant liability	2,798	—
Other long-term liabilities	773	725

Total Liabilities	27,382	10,176
Stockholders’ equity	43,264	42,029

Total Liabilities and Stockholders’ Equity	$70,646	$52,205